As filed with the Securities and Exchange Commission on July 22, 2024

Registration No. 333-259019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT NO. 333-259019
UNDER
THE SECURITIES ACT OF 1933

Grindrod Shipping Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant's name into English)

Singapore	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

#10-02 Millenia Tower 1 Temasek Avenue Singapore 039192 +65 6323 0048
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-66806
(Name, address, and telephone number of agent for service)

Copy to:
Joshua Wechsler Ashar Qureshi Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza, New York, NY 10004 United States Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Grindrod Shipping Holdings Ltd. (the “Company”), a public company incorporated in accordance with the laws of the Republic of Singapore, is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form F-3 (No. 333-259019) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the SEC on August 23, 2021, registering the offer and sale, from time to time, by (i) the Company of up to 3,862,004 ordinary shares, no par value (“Ordinary Shares”), of the Company, and/or (ii) the selling shareholders identified in any prospectus supplement, of up to 8,094,282 Ordinary Shares of the Company.

For ease of reference, all share numbers above are as stated in the original Registration Statement, without giving pro forma effect to any adjustments, as applicable, for any subsequent events such as stock splits occurring after the original filing date of the Registration Statement.

On June 20, 2024, at an extraordinary general meeting of the Company’s shareholders, the Company’s shareholders approved a selective capital reduction (“SCR”), pursuant to Section 78G of the Companies Act 1967 of Singapore, which is expected to become effective in the third quarter of calendar year 2024 and in which the Company would cancel all the Ordinary Shares other than the Ordinary Shares held by the Company’s majority shareholder, Good Falkirk (MI) Limited (“GF”), a wholly-owned Subsidiary of Taylor Maritime Investments Limited, resulting in GF owning 100% of the Ordinary Shares of the Company.

In connection with the SCR, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II, Item 10(a)(3) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof, and terminates the effectiveness of the Registration Statement. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on this 22nd day of July 2024.

GRINDROD SHIPPING HOLDINGS LTD.

By:	/s/ Edward Buttery
Name: Edward Buttery
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Grindrod Shipping Holdings Ltd. in the United States, has signed this Registration Statement in Newark, Delaware on July 22, 2024.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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